Exhibit 99.1

Contact:  Anne Bugge

(425) 951-1378

SONOSITE REPORTS MANAGEMENT CHANGE

BOTHELL, WA – October 15, 2008 -- SonoSite, Inc. (Nasdaq:SONO), the world leader and specialist in hand-carried ultrasound for the point-of-care today reported that Bernard J. Pitz, Senior Vice President and Chief Financial Officer has departed SonoSite at the request of the company.  Michael J. Schuh, currently Vice President, Finance and Business Process, is returning as CFO.  Mr. Schuh served as SonoSite’s CFO from July 2000 until May 2008.

Separately, SonoSite also reported that revenue grew approximately 23% to over $61 million in the third quarter, ended September 30, 2008, as compared to the same quarter in 2007, and that the company expects to exceed consensus earnings estimates with strong cash flow.

Third quarter financial results are preliminary.  The company will report third quarter and nine months financial results on Thursday, October 30, 2008 at the close of market.

About SonoSite

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound.   Headquartered near Seattle, the company is represented by ten subsidiaries and a global distribution network in over 100 countries.  SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care.  The company employs over 600 people worldwide.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to the market acceptance of our products, possible future sales relating to expected orders, and our future financial position and operating results are “forward-looking statements” for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions. Factors that could affect the rate and extent of market acceptance of our products, the receipt of expected orders, and our financial performance include our ability to successfully manufacture, market and sell our ultrasound systems, our ability to accurately forecast customer demand for our products, our ability to manufacture and ship our systems in a timely manner to meet customer demand, variability in quarterly results caused by the timing of large project orders from governmental or international entities and the seasonality of hospital purchasing patterns, timely receipts of regulatory approvals to market and sell our products, regulatory and reimbursement changes in various national health care markets, constraints in government and public health spending, the ability of our distribution partners and other sales channels  to market and sell our products and any changes to such channels, the impact of patent litigation, our ability to execute our acquisition strategy, the effect of transactions and activities associated with our issuance of senior convertible debt in July 2007 on the market price of our common stock, and as well as other factors contained in the Item 1A. “Risk Factors” section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.